Exhibit 10.1

March 7, 2016

Daniel K. Schlanger
4807 Valerie
Bellaire, TX 77401

Re:    Separation of Employment

Dear Daniel:

This letter (this “Letter”) is to set forth our mutual understanding that your employment with Exterran Corporation (the “Company”) and its affiliates (including, without limitation, as Senior Vice President, Global Products) will end effective as of March 31, 2016 (the “Separation Date”). This Letter sets forth the terms and conditions of the termination of your employment with the Company.

1.Termination of Employment Arrangements. Effective as of the Separation Date, the offer of employment letter between you and the Company (the “Employment Letter”) and the Change of Control Agreement between you and the Company, each dated as of November 3, 2015, will terminate and you shall have no further rights or interest thereunder.

2.Accrued Obligations; Severance. Upon your termination of employment with the Company, you will be eligible to receive the payments and benefits set forth in Section 3 of the Severance Benefit Agreement between you and the Company, dated November 3, 2015 (the “Severance Agreement”), which are described below in this Section 2, subject to the terms and conditions of your Severance Agreement.

a.Accrued Obligations. In accordance with Section 3(a) of the Severance Agreement within thirty (30) days of the Separation Date (or such earlier date as may be required by applicable law), the Company shall pay to you your base salary earned but unpaid through the Separation Date, your earned but unused vacation through the Separation Date and any unreimbursed business expenses through the Separation Date.

b.Severance. In addition, subject to and conditioned upon your compliance with the terms set forth in Section 2(c) below, upon your termination of employment with the Company, you will be eligible to receive the payments and benefits set forth in Section 3(b) of the Severance Agreement, as modified by your Employment Letter (the “Severance Benefits”), which consist of the following:

i.Severance Payment. The Company will pay to you, in a lump sum on the sixtieth (60th) day following the Separation Date, the Severance Payment (as defined in the Severance Agreement), which will consist of the sum of: (x) your annual base salary in effect immediately prior to the Separation Date, plus (y) your target annual incentive award opportunity calculated as a percentage of your annual base salary for 2016, plus (z) a pro-rated target annual incentive award opportunity for 2016, determined by multiplying your target annual incentive opportunity for 2016 by a fraction, the numerator of which equals the number of days elapsed between January 1, 2016 and the Separation Date, and the denominator of which equals 366;

ii.Equity Acceleration. Your outstanding equity, equity-based or cash awards (including, without limitation, any stock options, restricted stock, restricted stock units and performance shares or units) based in the common stock of the Company or the common stock of Archrock, Inc. (“Archrock”), in any case, that would have otherwise vested during the twelve (12)-month period immediately following the Separation Date will vest in full as of the Separation Date and will be paid or delivered in accordance with the terms of the applicable award agreements. With respect to any performance units or performance shares, if any, that are outstanding and vested as of the Separation Date (after taking into consideration any accelerated vesting that occurs in accordance with the preceding sentence), (x) if the achievement of the performance goals applicable to such performance units or performance shares, as applicable, has been measured as of the Separation Date, such earned, vested performance units or performance shares, as applicable, shall be paid to you on the sixtieth (60th) day after the Separation Date in a single lump sum cash amount equal to the closing price of a share of the Company’s common stock and/or Archrock’s common stock, as applicable, on the Separation Date multiplied by the number of such earned, vested performance units or performance shares, as applicable;

iii.Medical Benefits. During the period commencing as of the Separation Date and ending on the earlier of (x) the first (1st) anniversary of the Separation Date or (y) the date you and your eligible dependents are eligible for coverage under the medical plan of a subsequent employer, you and your eligible dependents will be eligible to continue to be covered under the Company’s medical plan as in effect during such period, subject to your timely payment of the plan premiums at active employee rates as in effect from time to time during such period. Notwithstanding the foregoing, with regard to such medical continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly premium that you would be required to pay to continue your and your covered dependents’ group insurance coverage as in effect on the Separation Date (which amount shall be based on the premiums for the first month of such continued coverage).

c.Terms and Conditions of Severance. Your eligibility to receive the Severance Benefits is subject in all respects to the terms and conditions of the Severance Agreement, including, without limitation, your timely execution and non-revocation of the Waiver (as defined in the Severance Agreement), your compliance with Sections 4 (“Nondisparagement Covenant”), 5 (“Return of Property”) and 6 (“Post-Separation Date Assistance”) of the Severance Agreement. In addition, your eligibility to receive the Severance Benefits is contingent upon your employment not being terminated by the Company for Cause (as defined in the Severance Agreement) prior to the Separation Date.

3.Miscellaneous.

a.Six-Month Delay. Notwithstanding any provision of this Letter to the contrary, the Company and you agree that no benefit or benefits under this Letter, including, without limitation, any severance payments or benefits payable under Section 2 hereof, shall be paid to you during the six (6)-month period following the Separation Date if paying such amounts at the time or times indicated in this Letter would constitute a prohibited distribution under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first (1st) business day next following the earlier of (i) the date that is six (6) months and one day following the date of your termination of employment, (ii) the date of your death or (iii) such earlier date as complies with the requirements of Section 409A of the Code, the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.

b.Certain Incorporations. Sections 9 (“Arbitration”), 10 (“Notices”), 12 (“Tax Withholding”), 17 (“Venue”) and 18 (“Section 409A”) of the Severance Agreement are hereby incorporated into this Letter as if first set forth herein.

4.Entire Agreement. Effective as of the Separation Date, this Letter, together with the Severance Agreement and the Waiver, comprises the entire agreement between you and the Company with respect to the subject matter hereof and supersedes, in their entirety, any other agreements between you and the Company with respect to the subject matter hereof. Without limiting any other provisions in any applicable Company agreements or arrangements that would survive the termination of your employment, you acknowledge and agree that (i) you remain bound by, and you hereby reaffirm the terms and conditions set forth in, Section XV(j) (“Clawback”) of the Company’s 2015 Stock Incentive Plan, Sections 4

(“Nondisparagement Covenant”), 5 (“Return of Property”), 6 (“Post-Separation Date Assistance”), 9 (“Arbitration”) 16 (“Governing Law”) and 17 (“Venue”) of the Severance Agreement, and any confidentiality and non-solicitation provisions set forth in the award agreements between the Company or Archrock, on the one hand, and you, on the other hand, evidencing the equity, equity-based and/or cash awards (including, without limitation, options, restricted stock, restricted stock units and performance shares or units) previously granted to you by the Company or Archrock (as applicable), and (ii) the provisions referenced in the foregoing clause (i) shall survive the termination of your employment with the Company and shall remain in full force and effect in accordance with their respective terms.

Please confirm your acceptance of, and agreement to, this Letter by signing and dating this Letter in the space below and returning it to the Company. Please retain one fully-executed original for your files. We thank you for your service to the Company and wish you the best in your future endeavors.

Sincerely,

Exterran Corporation

By:	/s/ ANDREW J. WAY
Name:	Andrew J. Way
Title:	President and Chief Executive Officer

Agreed and Accepted,
This 7th day of March, 2016

By:	/s/ DANIEL K. SCHLANGER
Name:	Daniel K. Schlanger

3